Exhibit 99.4

Goldman, Sachs & Co. 85 Broad Street | New York, New York 10004 Tel: 212-902-1000 | Fax: 212-357-4451

November 6, 2006

Board of Directors

Broadwing Corporation

1122 Capital of Texas Highway South

Austin, TX 78746-6426

Re:	Initially Filed Registration Statement on Form S-4 of
Level 3 Communications, Inc. filed on November 6, 2006

Gentlemen:

Reference is made to our opinion letter, dated October 16, 2006, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share, of Broadwing Corporation (the “Company”) of the Consideration (as defined in the opinion letter) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of October 16, 2006, among Level 3 Communications, Inc. (“Level 3”), Level 3 Services, LLC, a wholly owned subsidiary of Level 3, Level 3 Colorado, Inc., a wholly owned subsidiary of Level 3, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary-Opinions of the Financial Advisors to the Broadwing Board of Directors,” “The Merger-Recommendation of the Broadwing Board; Reasons for the Merger” and “The Merger-Opinion of Goldman, Sachs” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose

Board of Directors

Broadwing Corporation

November 6, 2006

Page Two

consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)